Exhibit 8

                                August 28, 1996

MainStreet BankGroup Incorporated
BH Acquisition Subsidiary, Inc.
200 East Church Street
Martinsville, Virginia  24112

Hanover Bank
7502 Lee Davis Road
Mechanicsville, Virginia  23111

                             Merger of Hanover Bank
                      Into BH Acquisition Subsidiary, Inc.
                       Certain Federal Income Tax Matters

Ladies and Gentlemen:

               We have acted as counsel to MainStreet BankGroup Incorporated ("BankGroup") in connection with the proposed merger of Hanover Bank (the "Bank") into BH Acquisition Subsidiary, Inc. ("Acquisition"), a wholly-owned subsidiary of BankGroup formed for purposes of effecting the merger (the "Bank Merger"). The Bank's only class of stock outstanding is common stock ("Bank Common Stock"). In the Bank Merger, each outstanding share of Bank Common Stock, except any shares held by BankGroup, will be converted into the right to receive, upon a shareholder's election, either (i) a number of shares of common stock of BankGroup ("BankGroup Common Stock") having a fair market value of $15.25 or (ii) $15.25 cash.

               For purposes of determining the number of shares of BankGroup Common Stock to be issued for a share of Bank Common Stock (the "Exchange Ratio"), the per share value of BankGroup Common Stock will be the average of the closing sales price for BankGroup Common Stock as reported on the Nasdaq National Market for the ten trading days ending on the twentieth day before the closing date for the Bank Merger. The Exchange Ratio, however, generally will not be less than 0.884 or greater than 1.034, subject to adjustment in certain circumstances. If a Bank shareholder otherwise would be entitled to receive a fractional share of BankGroup Common Stock upon the exchange of the shareholder's shares of Bank Common Stock,


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MainStreet BankGroup Incorporated
Hanover Bank
August 28, 1996
Page 2

BankGroup will pay cash in lieu of issuing any fractional share.

               A shareholder electing the cash option must exchange all of his or her shares of Bank Common Stock for cash. However, the number of shares of Bank Common Stock for which shareholders may receive cash, including shares exchanged for cash in lieu of a fractional share of BankGroup Common Stock, may not exceed 9.9% of the outstanding shares of Bank Common Stock. If the 9.9% ceiling otherwise would be exceeded, shares of Bank Common Stock submitted for cash pursuant to the cash option will be chosen by lot to determine which shares will be exchanged for cash; shares not so chosen will be exchanged for BankGroup Common Stock.

               You have requested our opinion concerning certain federal income tax consequences of the Bank Merger. In giving this opinion, we have reviewed the Agreement and Plan of Reorganization (including the Revised Plan of Merger), dated as of May 10, 1996, among BankGroup, Acquisition, and the Bank; the Form S-4 Registration Statement under the Securities Act of 1933 relating to the Bank Merger (the "S-4"); and such other documents as we have considered necessary. In addition, we have assumed the following:

                1. The fair market value of the BankGroup Common Stock (including any fractional share interest) received by a Bank shareholder in exchange for Bank Common Stock will be approximately equal to the fair market value of the Bank Common Stock surrendered in the exchange.

                2. None of the compensation received by any share-holder-employee of the Bank will be separate consideration for, or allocable to, any shares of Bank Common Stock; none of the shares of BankGroup Common Stock received by any shareholder- employee in the Bank Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                3. The payment of cash in lieu of fractional shares of BankGroup Common Stock is solely for the purpose of avoiding the expense and inconvenience to BankGroup of issuing fractional shares and does not represent separately bargained-for consideration. The total cash that will be paid in the Bank Merger in lieu of fractional shares of BankGroup Common Stock


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MainStreet BankGroup Incorporated
Hanover Bank
August 28, 1996
Page 3

will not exceed one percent of the total consideration that will be issued in the Bank Merger to Bank shareholders in exchange for their Bank Common Stock.

                4. No share of Bank Common Stock has been or will be redeemed in anticipation of the Bank Merger, and the Bank has not made and will not make any extraordinary distribution with respect to its stock in anticipation of the Bank Merger.

                5. BankGroup has no plan or intention to reacquire any of its stock issued in the Bank Merger or to make any extraordinary distribution with respect to such stock.

                6. There is no plan or intention by Bank shareholders to sell, exchange, or otherwise dispose of a number of shares of BankGroup Common Stock received in the Bank Merger that would reduce the Bank shareholders' ownership of BankGroup Common Stock to a number of shares having a fair market value, as of the effective date of the Bank Merger, of less than 50 percent of the fair market value of all the formerly outstanding Bank Common Stock as of that date. For this purpose, shares of Bank Common Stock exchanged for cash in the Bank Merger or exchanged for cash in lieu of fractional shares of BankGroup Common Stock are treated as outstanding Bank Common Stock on the effective date of the Bank Merger. Moreover, shares of Bank Common Stock and shares of BankGroup Common Stock held by Bank shareholders and otherwise sold, redeemed, or disposed of before or after the Bank Merger are considered in making the above determination.

                7. Acquisition will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Bank immediately before the Bank Merger. For this purpose, any amounts paid by the Bank or Acquisition for expenses related to the Bank Merger and any redemptions and distributions (except for regular, normal dividends) made by the Bank in connection with the Bank Merger will be included as assets of the Bank held immediately before the Bank Merger.

                8. Following the Bank Merger, Acquisition will continue the historic business of the Bank or use a significant portion of the Bank's historic business assets in a business.

                9. The liabilities of the Bank that will be assumed by Acquisition and the liabilities, if any, to which assets of


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MainStreet BankGroup Incorporated
Hanover Bank
August 28, 1996
Page 4

the Bank are subject were incurred by the Bank in the ordinary course of business.

               10. There is no intercorporate indebtedness existing between the Bank and BankGroup, Acquisition, or any other subsidiary of BankGroup that was issued or acquired or will be settled at a discount.

               11. Neither BankGroup nor any subsidiary of BankGroup (a) has transferred or will transfer cash or other property to the Bank for less than fair market value consideration in anticipation of the Bank Merger or (b) has made or will make any loan to the Bank in anticipation of the Bank Merger.

               12. On the effective date of the Bank Merger, the fair market value of the assets of the Bank transferred to Acquisition will exceed the sum of the Bank's liabilities assumed by Acquisition plus the amount of liabilities, if any, to which the transferred assets are subject.

               13. BankGroup will pay its expenses, Acquisition's expenses, and, if the Bank Merger is consummated, the Bank's expenses incurred in connection with the Bank Merger. The Bank shareholders will pay their expenses, if any, incurred in connection with the Bank Merger.

               14. Acquisition has outstanding only one class of stock, and BankGroup owns all the outstanding shares of such class. Following the Bank Merger, Acquisition will not issue additional shares of its stock that would result in BankGroup's owning less than 80 percent of the total combined voting power of all classes of Acquisition's voting stock or less than 80 percent of each class of Acquisition's nonvoting stock.

               15. Neither BankGroup nor Acquisition has any plan or intention to liquidate Acquisition, to merge Acquisition into another corporation, to sell or otherwise dispose of any stock of Acquisition, or (except for dispositions made in the ordinary course of business) for Acquisition to sell or otherwise dispose of any of the assets of the Bank acquired in the Bank Merger.

               16. For each of BankGroup, Acquisition, and the Bank, not more than 25 percent of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than 50 percent of the fair market value of its adjusted total assets consists of stock and


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MainStreet BankGroup Incorporated
Hanover Bank
August 28, 1996
Page 5

securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Internal Revenue Code (the "Code") are treated as a single issuer.

               17. At all times during the five-year period ending on the effective date of the Bank Merger, the fair market value of all of the Bank's United States real property interests has been less than 50 percent of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest,
(y) the Bank is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which the Bank is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least 50 percent of the fair market value of the stock of which is owned by the Bank, in the case of a first-tier subsidiary of the Bank, or by a controlled corporation, in the case of a lower-tier subsidiary.

               18. No shares of Bank Common Stock, if any, that were acquired in connection with the performance of services


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MainStreet BankGroup Incorporated
Hanover Bank
August 28, 1996
Page 6

are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Code.

               19. The Bank has not filed, and holds no asset subject to, a consent pursuant to section 341(f) of the Code and regulations thereunder.

               20. The Bank is not a party to, and holds no asset subject to, a "safe harbor lease" under former section 168(f)(8) of the Code and regulations thereunder.

               On the basis of the foregoing, and assuming that (i) with respect to any shareholder that is a nonresident alien or foreign entity, the Bank will comply with all applicable statement and notification requirements of Treasury Regulation ss. 1.897-2(g) & (h), and (ii) the Bank Merger will be consummated in accordance with the Revised Plan of Merger, we are of the opinion that (under existing law) for federal income tax purposes:

                1. The Bank Merger will be a reorganization within the meaning of section 368(a)(1)(A) by reason of section 368(a)(2)(D) of the Code, and BankGroup, Acquisition, and the Bank each will be a "party to a reorganization" within the meaning of section 368(b) of the Code.

                2. The Bank will not recognize gain or loss (a) on the transfer of its assets to Acquisition in exchange for BankGroup Common Stock, cash, and the assumption of the Bank's liabilities, or (b) on the constructive distribution of Bank- Group Common Stock and cash to the Bank shareholders. (We note, however, that the Bank or Acquisition may be required to include in income certain amounts as a result of the termination of any bad-debt reserve maintained by the Bank for federal income tax purposes and other possible required changes in accounting methods.)

                3. Neither BankGroup nor Acquisition will recognize gain or loss on the acquisition by Acquisition of the Bank's assets in exchange for BankGroup Common Stock, cash, and the assumption of the Bank's liabilities. (We note, however, that the Bank or Acquisition may be required to include in income certain amounts as a result of the termination of any bad-debt reserve maintained by the Bank for federal income tax purposes and other possible required changes in accounting methods.)


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MainStreet BankGroup Incorporated
Hanover Bank
August 28, 1996
Page 7

                4. A Bank shareholder will not recognize gain or loss on the exchange of shares of Bank Common Stock solely for shares of BankGroup Common Stock (including any fractional share interest) in the Bank Merger.

                5. The aggregate basis of shares of BankGroup Common Stock (including any fractional share interest) received in the Bank Merger by a Bank shareholder who exchanges shares of Bank Common Stock solely for shares of BankGroup Common Stock will be the same as the aggregate basis of the shares of Bank Common Stock exchanged therefor.

                6. The holding period for shares of BankGroup Common Stock (including any fractional share interest) received by a Bank shareholder in the Bank Merger will include the holding period for the shares of Bank Common Stock exchanged therefor, if such shares of Bank Common Stock are held as a capital asset on the effective date of the Bank Merger.

                7. Cash received by a Bank shareholder in lieu of a fractional share of BankGroup Common Stock will be treated as having been received as full payment in exchange for such fractional share pursuant to section 302(a) of the Code.

               We are also of the opinion that the federal income tax consequences of the Bank Merger are fairly summarized in the S-4 under the headings "Summary -- Certain Federal Income Tax Consequences of the Bank Merger" and "The Bank Merger -- Certain Federal Income Tax Consequences." We consent to the use of this opinion as an exhibit to the S-4 and to the reference to this firm under such headings. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                            Very truly yours,



                                            HUNTON & WILLIAMS